Exhibit (a)(5)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Caminus Corporation
at
$9.00 Per Share
by
Rapid Resources Inc.,
a wholly owned subsidiary of

SunGard Data Systems Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 26, 2003, UNLESS THE OFFER IS EXTENDED.

January 29, 2003

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated January 29, 2003 (the “Offer to Purchase”), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Rapid Resources Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of SunGard Data Systems Inc., a Delaware corporation (“SunGard”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Caminus Corporation, a Delaware corporation (“Caminus”), at a price of $9.00 per share, in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of Caminus from the President and Chief Executive Officer of Caminus accompanied by Caminus’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.    The offer price for the Offer is $9.00 per Share, in cash (the “Offer Price”), without interest thereon, upon the terms of and subject to the conditions to the Offer.

2.    The Offer is being made for all outstanding Shares.

3.    The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares that, together with the Shares then solely beneficially owned by the Purchaser and SunGard (if any), represent a majority of the number of Shares constituting the sum of all then outstanding Shares of Caminus common stock, plus all Shares of Caminus common stock issuable upon the exercise of all then outstanding options (which number of Shares is referred to as Caminus’s “Adjusted Outstanding Shares” herein). Certain of Caminus’ directors, executive officers and affiliated stockholders have entered into a Tender and Voting Agreement, dated as of January 20, 2003, with SunGard and the Purchaser pursuant to which they have agreed, in their capacity as stockholders of Caminus, to tender substantially all of their Shares of Caminus common stock, as well as any additional Shares of Caminus common stock that they may acquire (pursuant to Caminus stock options or otherwise), to the Purchaser in the Offer. The Offer is subject to certain other conditions contained in Section 13 of the Offer to Purchase.

4.    The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 20, 2003 (the “Merger Agreement”), by and among SunGard, the Purchaser and Caminus pursuant to which, following the purchase of Shares of Caminus common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Caminus (the “Merger”), with Caminus surviving the Merger as a wholly owned subsidiary of SunGard. As a result of the Merger, each outstanding Share (other than Shares owned by SunGard, the Purchaser, Caminus or any wholly owned subsidiary of SunGard or Caminus, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

5.    Caminus’s board of directors has, at a meeting held on January 18, 2003, by the unanimous vote of all directors of Caminus, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of Caminus; (ii) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger; and (iii) declared that the Merger Agreement is advisable. Accordingly, the Caminus board of directors unanimously recommends that the stockholders of Caminus tender their Shares of Caminus common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of Caminus that may be called to consider such adoption.

6.    The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Wednesday, February 26, 2003 (the “Expiration Date”), unless the Offer is extended by the Purchaser, in which event the term Expiration Date shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

7.    Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8.    Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not properly withdrawn prior to the Expiration Date. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message described in the Offer to Purchase, and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation described in the Offer to Purchase must be received by the Depositary for the Offer prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.

Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL
OUTSTANDING SHARES OF COMMON STOCK OF CAMINUS CORPORATION

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Rapid Resources Inc., dated January 29, 2003 (the “Offer to Purchase”), and the Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the “Shares”), of Caminus Corporation, a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares to be Tendered(1):                             Shares

Account Number:

SIGN HERE
Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:                          , 2003

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

Please Return This Form To The Brokerage Firm or Other Nominee Maintaining Your Account.

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